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                                                                    Exhibit 4.39

                         LOCK-UP AND WAIVER AGREEMENT

                               October 17, 2000

Insynq, Inc.
1101 Broadway Plaza
Tacoma, Washington 98402
Attention: John P. Gorst

Ladies and Gentlemen:

     The undersigned understands that Insynq, Inc., a Delaware corporation (the "Company"), is currently negotiating agreements to sell $3 million of convertible debentures and up to $10 million shares of its Common Stock, $0.001 par value ("Common Stock") to certain purchasers thereunder (the "Purchasers"), and in connection with such agreements, the Company will be required to register shares of Common Stock to be purchased by the Purchasers and other shares of Common Stock underlying the convertible debentures and warrants to be purchased by the Purchasers pursuant to a Registration Statement on Form SB-2 (the "Finance Registration Statement").

     The Company believes that the above-described financings are in the best interests of the Company, and the Purchasers have required that the Company receive letters from certain of its shareholders to address the Purchasers' concerns and conditions to providing such financings. Consequently, the Company is hereby requesting this letter from the undersigned as a material inducement to the Purchasers' agreement to enter into the above-described financings. The Company believes that the failure of the undersigned to execute and deliver this Agreement could result in the inability of the Company to continue its operations.

     In consideration of the foregoing and the indirect benefits that will be realized by the undersigned as a holder of the Company's equity securities from the financings described above, and notwithstanding the registration rights previously granted to the undersigned by the Company, the undersigned hereby waives any rights it may have to participate in the Finance Registration Statement and further waives the exercise of any such registration, repurchase or "put" rights it may have for a period of 180 business days ( defined as days when the securities markets are open and trading) after the Finance Registration Statement is declared effective by the Securities and Exchange Commission, plus such number of business days after the effective date that the Purchasers are not permitted to utilize the Registration Statement to sell shares (the "Waiver Period"). In addition, the undersigned agrees that it will not, until the expiration of the Waiver Period, directly or indirectly (i) offer to sell, sell or contract to sell otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock or securities convertible into or exchangeable for any shares of Common Stock, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
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     The undersigned further agrees that this Agreement may not be amended without the consent of the Company and the Purchasers in writing, and that the Purchasers are deemed to be third-party beneficiaries to this Agreement with the right to enforce this agreement as if it were the Company hereunder.

     The undersigned further agrees that it will deliver to the Company its shares of Common Stock currently held, if any, so that the Company will place a restrictive legend on such shares to evidence the agreements set forth in this letter, and further consents to the entry of stop transfer instructions with the Company's transfer agent against any transfer of shares of Common Stock held by the undersigned not in compliance with this Agreement.

     The undersigned represents and warrants that it owns the number of shares of Common Stock, or securities convertible into or exercisable for the number of shares of Common Stock, indicated below its signature to this Agreement, and has the power to enter into and perform its obligations under this Agreement. The undersigned further understands and agrees that its execution and delivery of this Agreement to the Company will constitute its binding agreement with respect to the matters set forth herein.



                                   Very truly yours,


                                   Signature: /s/ Charles F. Benton
                                             ----------------------------

                                   Printed Name: Charles F. Benton

                                   No. of Shares Owned: 496,466

                                   No. of Shares Subject to Warrants, Options to
                                           Debentures:  None

                                      -2-
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                     AMENDMENT NO. 1 TO LOCK-UP AGREEMENT

     This Amendment No. 1 of Lock-Up ("Amendment No. 1") is effective as of November 30, 2000, by and between Insynq, Inc., a Delaware corporation (the "Company") and Charles F. Benton ("Shareholder").

     WHEREAS, the Shareholder has executed that certain Lock-Up Agreement as of October 17, 2000; and

     WHEREAS, pursuant to that certain Lock-Up Agreement Shareholder waived the exercise of any previously granted registration, repurchase or "put" rights he may have had for a period of 180 business days (defined as days when the securities markets are open and trading); and

     WHEREAS, the Shareholder is an affiliate (as that term is defined by the Securities and Exchange Commission) of the Company and is therefore subject to certain restrictions on sales of common stock of the Company.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     The Shareholder shall be allowed to sell up to 50,000 shares during each calendar quarter beginning March 30, 2001. All other aspects of the Lock-Up Agreement shall remain in effect.


                                        INSYNQ, INC.

                                        By: /s/ John P. Gorst
                                           --------------------------------
                                        Name:  John P. Gorst
                                             ------------------------------
                                        Title: Chairman, CEO
                                              -----------------------------


                                        CHARLES F. BENTON, individually

                                        /s/ Charles F. Benton
                                        -----------------------------------